Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-11998, 333-107242 and 333-129762 on Form S-8, and in Registration Statements Nos. 333-124713 and 333-133573 on Form S-3 of our reports dated February 27, 2009, relating to the consolidated financial statements and financial statement schedules of PartnerRe Ltd. and subsidiaries and the effectiveness of PartnerRe Ltd.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PartnerRe Ltd. and subsidiaries for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE
Deloitte & Touche

Hamilton, Bermuda
February 27, 2009